Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$250,000,000
Amount of registration fee			$26,750**

**The filing fee of $26,750 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $710,418.71 has already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3/A (No. 333-122925) filed by Citigroup Inc. and Citigroup Funding Inc. on May 2, 2005 and is being carried forward. The filing fee of $26,750 due for this offering is offset against the registration fee previously paid. No additional registration fee has been paid with respect to this offering.


Pricing Supplement No. MTNDD015 - Dated May 25, 2006

(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 250,000,000.00
Issue Price:						      100%
Proceeds to Company on original issuance:	$ 249,562,500.00
Commission:						$     437,500.00
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 	$ 247,000,000.00
	SBK-Brooks Investment Corporation: 	$   1,500,000.00
	Apex Pryor Securities,
	a Division of Rice Financial
	Products Company:   			$   1,500,000.00



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:		June 1, 2006
Stated Maturity:			June 1, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:	Minimum USD 1,000 and minimum
(If other than as set forth 	increments of USD 1,000 thereafter
in the Prospectus Supplement)

Type of Interest on Note:	Floating
Interest Payment Dates: 	The 1st of every Feb/May/Aug/Nov
					(provided such dates are Business Days
					in New York)

First Interest Payment Date: 		September 1, 2006
Accrue to Pay:  			      Yes (Except on last Interest Payment Date)
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	Prime Rate
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Daily
Rate Determination Dates: 		Same Day, no lookback
(If other than as set forth 		(provided such dates are Business Days
in the Prospectus Supplement)		in New York) with 2 Business Day rate cutoff


Index:	   				Prime Rate
Spread: 				      - 284.5 basis points

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 				No
Optional Extension of Maturity: 	No

Optional Redemption:   			No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 			No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   				No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  					1730T0AQ2